Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Legg Mason Partners Money Market Trust

We consent to the use of our report, dated February 24, 2009, incorporated herein by reference, with respect to Western Asset Money Market Fund and Western Asset Government Money Market Fund, each a series of the Legg Mason Partners Money Market Trust, as of December 31, 2008, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
April 27, 2009